Exhibit 1.1


                      [CAPITAL RESOURCES, INC. LETTERHEAD]



                                October 29, 1997


Mr. Lewis E. Kolar
President and Chief Executive Officer
Gloversville Federal Savings and
 Loan Association
52 N. Main Street
Gloversville, New York 12078


Dear Mr. Kolar:

       We are pleased to submit this proposal to set forth the terms of the proposed engagement between Capital Resources, Inc. and Gloversville Federal Savings and Loan Association ("Gloversville Federal" or the "Association") for your planned mutual-to-stock conversion (the "Conversion") and the offering of your shares of common stock (the "Offering").


BACKGROUND ON CAPITAL RESOURCES

       Capital Resources is a National Association of Securities Dealers ("NASD") member investment banking firm specializing in raising capital for financial institutions. Members of our professional staff are licensed securities representatives and have extensive experience in conducting local sales efforts for thrift conversions. Our "hands-on" philosophy and direct sales involvement have resulted in many successful conversions and a satisfied clientele. We combine the critical and necessary operational and data processing support within our package of marketing services to help ensure a smooth, professionally conducted, successful Conversion.

       As you are undoubtedly aware, there are substantial benefits to be derived from a successful local offering of your stock. A successful local offering not only results in stable, loyal stockholders, but also provides a rare opportunity to capture many ancillary benefits to the Association, such as the opportunity for enhancing local identity and increasing local exposure.

       The conversion process involves an enormous amount of attention to detail and requires extensive knowledge and expertise in conversion regulations and securities regulations. Capital Resources' experience in managing thrift conversions will help alleviate the burden on management and minimize disruption to normal banking business while ensuring each detail is attended to in a timely and accurate manner.

       The following describes the scope of conversion marketing, operational and staff training services Capital Resources proposes to provide Gloversville Federal.


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CAPITAL RESOURCES, INC.
Mr. Lewis E. Kolar
November 18, 1997
Page 2




PROPOSED SERVICES

       Capital Resources proposes to act as placement agent and marketing representative on behalf of Gloversville Federal with respect to the offering of common stock pursuant to the Conversion. We will also serve as "Conversion Manager" to assist you in numerous operational areas with respect to the Conversion. In this regard, we combine four critical roles of the Conversion process:

              I. Sales and Marketing Assistance

             II. Comprehensive Staff Training

            III. Stock Center Management

             IV. Proxy Solicitation

              V. Additional Value-Added Services

Each area is discussed in the following sections.


I.     SALES AND MARKETING ASSISTANCE

       Capital Resources proposes to represent Gloversville Federal as placement agent in the sale of the common stock in a Subscription and Community Offering. Our marketing assistance program is designed to inform your true customer base of this investment opportunity and to educate your customers on the conversion process. Our main objective is to target sales to your local customers who will have subscription rights (the "Subscription Offering"). Typically, the entire issue will be bought by your customers. In the event shares remain available after customer subscriptions, we will market remaining shares to achieve a wide distribution to "friendly" local shareholders (the "Community Offering").

       Our specific responsibilities as such will be as follows:

o Assign licensed professionals from our staff to work at Gloversville Federal's offices as sales representatives on behalf of the Association. Our professionals will be responsible for all customer contact and inquiries regarding the Offering.

o Work with your conversion counsel regarding the prospectus and the language in it from a marketing perspective.



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CAPITAL RESOURCES, INC.
Mr. Lewis E. Kolar
November 18, 1997
Page 3



o If desirable, conduct a series of community meetings to provide information on the Offering. Capital Resources' representatives will take an active role in these meetings. These meetings serve as a customer relations tool as well as enhance local exposure of Gloversville Federal and set the stage for favorable stockholder relations after Conversion.

o Design and prepare for the Association a marketing campaign, including appropriate marketing literature and media advertisements.

o After the Subscription and Community Offerings if shares remain unsubscribed, we will assemble a selected dealer's syndicate to distribute remaining shares (the "Syndicated Community Offering"). We will meet with local brokers to educate them on the particulars of thrift stocks, discuss the salient terms of Gloversville Federal's Offering, create after-market interest and stimulate local interest in Gloversville Federal's stock.

o We will make a market in the stock after Conversion and assist in arranging other market-makers.


II.    COMPREHENSIVE CONVERSION TRAINING

       Capital Resources will conduct comprehensive training sessions before the formal commencement date of the Offering. Our training sessions are designed to ensure that members of the board, management and staff are knowledgeable of the conversion process, aware of their roles and capable of dealing with problems, inquiries and events. Each session is tailored to the audience involved and each covers a different level of detail and area of the Conversion, as follows:

       Management Meeting: A structured discussion pertaining to organization, role assignments, facilities, marketing, accounting, reporting and timetables.

       Board Meeting: A presentation regarding the conversion process and board members' roles and responsibilities, with emphasis on insider behavior.

       Staff Meeting: A comprehensive presentation to the entire staff to discuss the nature of the Conversion, roles and responsibilities, and the opportunity to elaborate community involvement. A slide presentation and handouts are used.

       Stock Center Training: We will train and supervise Bank personnel specifically responsible for assisting us in the Stock Center with clerical tasks (see section III below). Computer training, account balancing procedures and stock recordkeeping are covered.

       In addition to our  personalized  training  meetings,  Capital  Resources
documents  the  many  details  and  functions  of  the  conversion   process  in
easy-to-read study manuals. Our conversion study


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CAPITAL RESOURCES, INC.
Mr. Lewis E. Kolar
November 18, 1997
Page 4



manuals are intended to be used in conjunction with our training sessions and as a reference during the Conversion. The manuals provide instruction, sample forms and general information vital to understanding the conversion process. This information has been collected and updated by Capital Resources over many years.


III.   STOCK CENTER MANAGEMENT

       A conversion requires accurate and timely recordkeeping and reporting. Furthermore, customer inquiries must be handled professionally and accurately. The Stock Center centralizes all data and work effort relating to the Conversion. Capital Resources will establish the Stock Center, preferably on-site at the Association's offices, from which we will supervise all activities relating to the Conversion. Our professionals will be on-site throughout the Offering to handle customer inquiries and special situations as they arise. In addition, we will require two of the Association's employees to assist us on a full time basis in the Stock Center with clerical tasks. We will train and supervise these employees. Stock Center activities for which Capital Resources will be responsible for include the following:

o      Collect, respond to and record all mail regarding conversion.

o      Meet with customers who wish to discuss the Offering.

o      Tabulate stock orders.

o      Tabulate proxies.

o      Mail "Stock-Grams", "Proxy-Grams", and other literature as applicable.

o      Prepare and mail order confirmations.

o      Sort and track prospects.

o      Coordinate and record community meetings and attendance.

o      Coordinate mailings to customers and prospects.

o      Balance daily totals.

o      Respond to mail and telephone inquiries.

o      Generate daily management reports.



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CAPITAL RESOURCES, INC.
Mr. Lewis E. Kolar
November 18, 1997
Page 5



o Coordinate with the printer for the initial sorting and mailing to different categories of prospective subscribers.

       Closing Assistance: The end of the Offering is a critical time that requires coordination of many events. Capital Resources will be on-site to coordinate tasks such as mailing interest checks, sending "welcome" letters to shareholders, balancing accounts, tabulating final stock information, and preparing stockholder records for the transfer agent, as well as answering post-offering questions from subscribers.

       In performing the various Stock Center tasks outlined above, Capital Resources will utilize its proprietary conversion program, the "Back Office Stock System" ("BOSS"). BOSS is a menu-driven, user-friendly program which will help ensure efficient, accurate recordkeeping and timely reporting during the Conversion. To use BOSS, we would require a computer to be provided by Gloversville Federal for Stock Center use during the conversion.


IV.    PROXY SOLICITATION

       Regulations require that over 50% of the outstanding members' votes must be in favor of the Plan of Conversion. As part of our engagement, we will solicit proxies to ensure this vote requirement is met.


V.     ADDITIONAL VALUE-ADDED SERVICES

       Capital Resources will provide, at no charge, general financial consulting to the Association with respect to issues facing stock companies for a year following Conversion. A representative from Capital Resources will attend Board meetings semi-annually, as requested, to discuss such issues. The Bank will reimburse Capital Resources for out-of-pocket expenses related to such meetings.

       Capital  Resources  will  also  provide  certain  other   post-conversion
services as part of this engagement at no charge, including stock research coverage and stock benefit plan shares purchases at no commission.


PROPOSED FEE STRUCTURE

       For our services as described herein, we propose a compensation structure as follows:

A.     A marketing fee of ninety thousand dollars  ($90,000) payable as follows:
       $25,000 upon execution of this proposal and the commencement of our engagement, $25,000 upon filing of


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CAPITAL RESOURCES, INC.
Mr. Lewis E. Kolar
November 18, 1997
Page 6



       the Application for Conversion, and the balance upon closing. This fee covers all professional services for advisory services, due diligence, training, proxy solicitation, and marketing services. Progress payments are for consulting work performed prior to the Offering.

B. Reimbursement for out-of-pocket expenses incurred by us on behalf of the Conversion. Such expenses shall include, but are not limited to, travel, legal, communications and postage. We will provide you with a detailed accounting of all reimbursable expenses and will bill you monthly. Reimbursable out-of-pocket expenses shall not exceed $15,000, and our legal expenses shall not exceed $20,000 without management's prior approval.


ADDITIONAL PROVISIONS

       Furthermore, it is understood that:

o Prior to the commencement of the Offering, Gloversville Federal and Capital Resources will enter into a formal agency agreement generally used by Capital Resources for securities offerings which provides for mutual indemnities and warranties. Our sales and marketing services are subject to the usual warranties, indemnities and conditions contained in the agency agreement.

o Our role as your NASD agent is subject to our normal underwriting criteria and examination of relevant books and records.

o The Association will pay all other expenses of the conversion, including but not limited to attorney's fees, National Association of Securities Dealers, Inc. filing fees, all fees and expenses relating to "blue sky" research and filings, state licensing and securities registration fees, all fees relating to auditing and accounting, all printing and advertising fees and all costs associated with retaining temporary staffing, if any, in connection with the Conversion.

o Capital Resources will conduct an examination of the relevant documents and records of Gloversville Federal as appropriate. Gloversville Federal agrees to make all documents and records deemed appropriate or necessary by Capital Resources available upon request.

o Our obligations stated herein will be subject to there being no material changes, in the opinion of our firm, in the Association's condition or in market conditions so as to significantly delay the Offering or to render the Offering inadvisable.

o Our marketing obligations pursuant to this agreement will terminate upon the completion or termination of the initial Offering, but in no event later than 12 months from the date of this letter. All fees or expenses due to Capital Resources but unpaid will be payable to Capital Resources at that time. In the event the offering is extended beyond this term, the Association


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CAPITAL RESOURCES, INC.
Mr. Lewis E. Kolar
November 18, 1997
Page 7



       and Capital Resources may mutually agree to renew this engagement under mutually acceptable terms.
                                                *  *  *  *  *  *  *
       To engage our services, please sign in the space provided below and return the signed letter to me. I have enclosed a signed copy for your files. This proposal is open for your acceptance for thirty (30) days from the date of this letter.

       We look forward to working with Gloversville Federal on this most exciting and challenging project.

                                               Sincerely,

                                               CAPITAL RESOURCES, INC.



                                               David P. Rochester
                                               Chairman and Chief
                                                Executive Officer

DPR/am

Agreed To and Accepted By:

Gloversville Federal Savings and Loan Association

------------------------------------------------
signed                                 date


------------------------------------------------
Lewis E. Kolar, President




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CAPITAL RESOURCES, INC.
Mr. Lewis E. Kolar
November 18, 1997
Page 1



                      [CAPITAL RESOURCES, INC. LETTERHEAD]




                                November 18, 1997



Mr. Lewis E. Kolar
President and Chief Executive Officer
Gloversville Federal Savings and
 Loan Association
52 N. Main Street
Gloversville, New York 12078


Dear Mr. Kolar:

       This letter describes the records management services that Capital Resources Group, Inc. ("CRG") proposes to provide Gloversville Federal Savings and Loan Association (the "Association") in connection with your planned mutual-to-stock conversion (the "Conversion").


RECORDS MANAGEMENT

       CRG proposes to act as your "Conversion Agent" to be responsible for consolidating member accounts of and calculating subscription rights for your depositors and borrowers. Specifically, the services to be provided Gloversville Federal shall consist of the following:

Conversion and Consolidation of Member Files

o Convert depositor and loan customer files to establish a file for the initial mailing of Conversion packages.

       A. Members holding savings accounts as of the specified eligibility record date;

       B.     Members   holding   savings   accounts  as  of  the   supplemental
              eligibility record date; and

       C. Members holding savings accounts and/or loans as of the "Other Member" date.

o Build an interim data base as of the latest practical date for the purpose of providing a suspected same ownership report.

o Edit tapes to identify records with missing names and addresses and/or other incomplete information.

o Perform audit to ensure that complete and correct data has been converted. o Consolidate accounts with the same registration.


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CAPITAL RESOURCES, INC.
Mr. Lewis E. Kolar
November 18, 1997
Page 2



o      Segregate accounts coded "Bad Address" and "No Mail".

o      Household sort accounts residing at the same address.

o      Print consolidated addresses on mailing media.

File Analysis/Solicitation Aids

o Provide a household aggregate dollar balance range survey for determining a target group for stock order solicitation.

o Provide zip code surveys for determining a plan for the mailing of conversion packages.

o      Provide geographic surveys for determining the "Blue Sky" states.

o      Provide a telephone deck for stock order solicitation.

o Provide a list of eligible subscribers coded by eligibility categories according to the "Plan of Conversion".

o Imprint name and address on request cards to non-target members, if applicable.

o Code request cards or subscription forms with eligibility category according to the Plan of Conversion.

Proxy Form Preparation and Analysis

o Provide list of all members entitled to receive a proxy for voting on the conversion.

o Provide vote range survey for determining a target group for proxy solicitation (if applicable).

o      Imprint name and address on proxy cards.

o      Print the number of eligible votes on the proxy cards.

o      Code IRA and Keogh accounts as applicable.

o      Segregate and produce proxies coded "Bad Address" or "No Mail".

o      Print proxies and sort in household groups for mailing.

o      Tabulate all validly executed proxies.


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CAPITAL RESOURCES, INC.
Mr. Lewis E. Kolar
November 18, 1997
Page 3



o      Furnish daily reports to management.

o Produce and mail second mailing proxies (i.e., "Proxygrams") to unvoted target members, if necessary.

o Provide an inspector of elections to attend the special meeting of members.

o Provide proxy vote final list showing all members entitled to vote, if they voted, how they voted and the number of votes voted.

Subscription Preparation and Processing

o      Imprint name and address on subscription forms, if applicable.

o      Imprint code for subscription eligibility category on form.

o Segregate and process subscription forms by category as stated in the Plan of Conversion.

o      Create and maintain a file for all subscribers.

o      Produce and mail acknowledgment letters to subscribers daily.

o      Verify shares purchased daily.

o      Generate reports which confirm shares purchased.

o      Issue a final report and confirm the final shares sold.

o Generate a pricing matrix showing the additional shares for a range of prices (if applicable).

o      Provide to transfer agent data for the issuance of stock certificates.

o      Calculate and generate refund/interest checks.





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CAPITAL RESOURCES, INC.
Mr. Lewis E. Kolar
November 18, 1997
Page 4



FEE SCHEDULE

       For records management services, our fee will be $10,000. The fees for these services will be payable as follows: $5,000 payable upon execution of this proposal and the commencement of our services; $2,500 upon regulatory approval of the Conversion; and the balance either after the Special Meeting of Members or the termination of the Conversion, whichever is sooner. In the rare event of a recision or resolicitation, an additional fee of $2,500 for resolicitation of stock subscriptions would be payable. In addition, we will bill you on a monthly basis for direct out-of-pocket expenses incurred by us in performing our duties. Such expenses shall include items such as travel (if necessary), communication, shipping/postage, and supplies and shall not exceed $5,000 without prior approval of the Association.


ADDITIONAL PROVISIONS

       1. Gloversville Federal will provide CRG with all information we may normally request in order to carry out the duties under this Agreement. The information shall be provided on magnetic tape in the format required by us and shall include, but not be limited to, names and addresses of all persons or entities holding deposits in Gloversville Federal or who are borrowers thereof.

       2. CRG may subcontract with any one or more of its affiliates to perform part or all of its obligations herein with diligence and in a workmanlike manner, and shall not be liable or responsible for delays or errors occurring by reason of circumstances beyond its control, including acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdown, flood or catastrophe, acts of God, insurrection, war, riots or failure of communication or power supply.

       3. Gloversville Federal shall indemnify and hold CRG harmless with respect to any damages, liabilities, claims and expenses, unless caused in whole or part by the negligence or willful misconduct by CRG under this Agreement. Under no circumstances shall CRG be responsible for special or consequential damages arising out of CRG's performance of its duties under this Agreement.

       4. All data relating to Gloversville Federal's business submitted by the Association to CRG pursuant to this Agreement will be safeguarded by us and CRG will not disclose confidential information to third persons, except as provided in Paragraph 5 below.

       5. While all data submitted by Gloversville Federal required hereunder is regarded to be disclosed in confidence, nothing herein shall prevent or prohibit disclosure by CRG of any information if it has been made public or if required to be disclosed by any provision of law, rule or regulation, or in those cases where CRG is satisfied that it is liable to any governmental agency or third person, or will be held in contempt for failure to disclose such information.



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CAPITAL RESOURCES, INC.
Mr. Lewis E. Kolar
November 18, 1997
Page 5


       6. This Agreement constitutes the entire Agreement between the parties and cannot be changed orally.

       7. Should Gloversville Federal decide, at any time during the Conversion process, to discontinue such Conversion, Gloversville Federal shall be required to pay CRG only for such work as has been completed up to the time that the Conversion process was stopped, based on an equitable proration of the fee.

       If the terms herein meet with your approval, please execute this contract below and return it to me. I have enclosed a signed copy for your files.

       We look forward to serving you in this capacity.

                                    Sincerely,

                                    CAPITAL RESOURCES GROUP, INC.



                                    David P. Rochester
                                    Chairman and Chief
                                     Executive Officer

DPR/am


Agreed To and Accepted By:

Gloversville Federal Savings and Loan Association

------------------------------------------------
signed                                date


------------------------------------------------
Lewis E. Kolar, President